Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2009 (October 20, 2009 as to the effect of the January 1, 2009 adoption of the new accounting standard requiring retrospective application described in Note 1), relating to the financial statements (which report expressed an unqualified opinion and included an explanatory paragraph regarding the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes and an explanatory paragraph regarding the retrospective adjustment to the consolidated financial statements for the January 1, 2009 adoption of FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)) and financial statement schedule of Century Aluminum Company and subsidiaries, and the effectiveness of Century Aluminum Company and subsidiaries’ internal control over financial reporting, all appearing in the Current Report on Form 8-K of Century Aluminum Company filed on October 21, 2009.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania
October 20, 2009